Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 17th day of December, 2010 (the “Effective Date”), by and between ONE DIRECTORY PLACE LLC, a Colorado limited liability company (“Seller”), and THE GC NET LEASE (LOVELAND) INVESTORS, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A. Seller is the owner of the real property located at 380 W. 37th Street, in the City of Loveland, County of Larimer, State of Colorado, as more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Real Property”); and

B. Seller desires to sell, and Purchaser desires to purchase, the Property (as defined below) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree, and instruct Escrow Agent (as defined below), as follows:

AGREEMENT:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to and on the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the property, assets, rights and interests set forth in this Section 1.1 (collectively, the “Property”):

(a) The Real Property. The Real Property, together with all rights and interests appurtenant to the Real Property, including all of Seller’s right, title, and interest in and to adjacent streets, roads, alleys, sidewalks, rights of way, and any adjacent strips and gores of real estate, and all rights, titles and interests of Seller appurtenant to the Real Property, including by way of illustration and not limitation, all mineral rights, water rights, transferable development rights or other entitlements, if any.

(b) Improvements. All buildings and other improvements (collectively, the “Improvements”) located on the Real Property (such Real Property and Improvements being referred to herein, collectively, as the “Premises”).

(c) Personal Property. All fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Premises as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, (including, without limitation, all overhead cranes (if any)) (collectively, the “Personal Property”), excluding, however (i) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, (ii) property owned or leased by Tenant (as defined below) or any guest, employee or other person furnishing goods or services to the Property and (iii) property and equipment owned by Seller which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property.

(d) The Lease. The Lease dated July 21, 1995, by and between Seller, as lessor, and Directory Printing Company, a Delaware corporation (“Original Tenant”), as amended by First Amendment to Lease dated May 6, 1996, as further amended by Second Amendment to Lease dated September 12, 2008, as further amended by Memorandum and Agreement dated April 8, 2009, as assigned by Original Tenant to World Color (USA), LLC, a Delaware limited liability company f/k/a Novink (USA), LLC (together with its successors and assigns, “Tenant”) pursuant to Assignment of Lease and Consent to Assignment of Lease dated September 2, 2009, as further amended by Commencement Date Memorandum and Agreement dated January 19, 2010 and as further amended by Third Amendment to Lease dated November 2, 2010 (as amended and assigned, and together with all guarantees thereof, collectively, the “Lease”).

(e) Contracts. [Intentionally deleted.]

(f) Licenses. Transferable consents, authorizations, development rights (if any), variances or waivers, licenses, permits and approvals from any governmental or quasi governmental entity in connection with the Real Property or the Improvements, including, without limitation, those with respect to occupancy, foundation, use, utilities, building, fire, life safety, traffic and zoning held by or granted to Seller with respect to the Premises (if any, collectively, the “Licenses”).

(g) Inventories. All inventories of supplies used or useful in connection with the operation of the Premises (if any, collectively, the “Inventories”), excluding, however, inventories or supplies owned or leased by Tenant or any guest, employee or other person furnishing goods or services to the Property.

(h) Records. All books, records (except employment records), operating statements, files, maintenance records, rental records, and other records used or useful by Seller in connection with the ownership, operation or maintenance of the Premises (if any, collectively, the “Records”), excluding, however, (i) any and all original records relating to accounting or financial reporting, on the condition that Seller supplies Purchaser with true and complete copies thereof and (ii) Seller’s income tax records.

(i) Documents. Any and all originals, or copies if originals are not available, and supplemental blueprints, plans, specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications), working drawings, site plans, elevations, surveys, advertising booklets or materials, brochures, indicia of title, warranties and guarantees, environmental reports, ADA reports, structural reports, operating manuals, and similar materials of any kind, character or description, used or useful in connection with the Premises anchor the ownership, operation or maintenance thereof or otherwise relating thereto, to the extent such items are assignable and in the possession of Seller or its agents (if any, collectively, the “Documents”).

(j) Miscellaneous Property Assets. The Licenses, the Inventories, the Records and the Documents are collectively referred to herein as the “Miscellaneous Property Assets”; provided, however, in no event shall the Miscellaneous Property Assets include N receivables, (h) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (iii) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date (as defined below), (iv) utility and similar deposits, (v) insurance or other prepaid items (except as expressly set forth in Article 10 below) and (vi) Seller’s proprietary books and records.

1.2 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be $11,850,000.00 subject to proration and adjustment as provided in this Agreement. The Purchase Price shall be paid by Purchaser at the times and in the manner set forth in this Section 1.2.

(a) The Initial Deposit. Within three (3) Business Days following the Effective Date, Purchaser shall deliver to Fidelity National Title Insurance Company, 4643 S. Ulster Street, Suite 500, Denver, CO 80237 (“Escrow Agent” or “Title Insurer”), an initial deposit (the “Initial Deposit”) of Two Hundred Thousand and No/100 Dollars ($200,000.00) by wire transfer of immediately available federal funds (“Good Funds”). The Initial Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 1.3 below.

(b) The Deposit. The Initial Deposit, to the extent actually deposited by Purchaser with Escrow Agent, together with any interest earned thereon, is referred to herein as the “Deposit.” At the Closing (as defined below), the Deposit shall be paid to Seller and credited against the Purchase Price.

(c) Cash at Closing. No later than 11:00 a.m. (Mountain Time) on the Closing Date, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent by wire transfer of Good Funds.

1.3	Escrow Provisions Regarding Deposit.

(a) Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Agreement. Escrow Agent shall deposit the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase agreements as Escrow Agent, in its discretion, deems suitable. All interest shall accrue to and be reported to applicable taxing authorities, including the Internal Revenue Service, for the account of the party to whom such interest is or will be paid. Upon request of the Escrow Agent, the parties hereto shall supply the Escrow Agent with his/her/its Social Security/Federal Identification Number. A Form W-9 is annexed to this Agreement and must be completed by either Seller or Purchaser, as the case may be, concurrently with the execution of this Agreement. Seller and Purchaser agree that the Escrow Agent shall not be responsible for any penalties, loss of principal or interest, or the consequences of a delay in withdrawal of the Deposit and interest accrued thereon (the “Escrow”), if any, which may be imposed as a result of the making or the redeeming of the above investment, as the case may be, pursuant to this Agreement. Seller and Purchaser also agree that Escrow Agent shall not be liable for any loss or impairment of the Deposit while the Deposit is in the course of collection or of the Escrow if such loss or impairment results from the failure, insolvency or suspension of the financial institution in which the Deposit is deposited.

(b) Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (h) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 1.3(c) below. Escrow Agent shall hold the Escrowed Termination (as defined in Section 13.19 below) until the earlier occurrence of (A) the Closing Date, at which time the Escrowed Termination shall be recorded in the real property records of the County of Larimer, State of Colorado (the “Records”), or (8) the date on which Escrow Agent shall be authorized to record the Escrowed Termination as set forth in Section 1.3(d) below.

(c) If the Deposit has not been released earlier in accordance with Section 1.3(b), and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand in accordance with the notice provisions of this Agreement. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deposit the Deposit, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(d) If the Escrowed Termination has not been recorded in the Records in accordance with Section 1.3(b) and Seller makes a written demand upon Escrow Agent for recordation of the Escrowed Termination, Escrow Agent shall give written notice to the other party of such demand in accordance with the notice provisions of this Agreement. If Escrow Agent does not receive a written objection from Purchaser to the proposed recording of the Escrowed Termination within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to record the Escrowed Termination in the Records; provided, however, Purchaser shall only be permitted to object to the recording of the Escrowed Termination if Seller is then in default under this Agreement. If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold the Escrowed Termination until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deposit the Escrowed Termination with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(e) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

(f) The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute the sole instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 1.3; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (it) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 1.3.

(g) Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, returns and statements regarding the transaction required by the Code including, but not limited to, the tax returns required pursuant to Section 6045 of the Code.

(h) The provisions of this Section 1.3 shall survive the termination of this Agreement, and, if not so terminated, the Closing and delivery of the Deed (as defined below) to Purchaser.

ARTICLE 2

DUE DILIGENCE

2.1 Feasibility Period. Subject to the terms of this Article 2 and the rights of Tenant under the Lease, from the Effective Date to and including December 24, 2010 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall have the right from time to time to enter onto the Property, at Purchaser’s sole cost and expense, to:

(a) conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations (collectively, the “Inspections’) of or concerning the Property (including, without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys);

(b) confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property;

(c) ascertain and confirm the suitability of the Property for Purchaser’s intended use of the Property;

(d) review the Materials; and

(e) conduct one or more interviews with authorized representatives of Tenant, including without limitation, (i) the chief executive officer of Tenant’s parent entity, the chief operating officer of Tenant’s parent entity, or the chief financial officer of Tenant’s parent entity, and (ii) the highest ranking officer or employee of Tenant working on-site at the Property (collectively, “Tenant Interviews”).

2.2 Expiration of Feasibility Period. If the results of any of the matters referred to in Section 2.1 appear unsatisfactory to Purchaser for any reason, or if Purchaser elects not to proceed with the transaction contemplated by this Agreement for any other reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Agreement by giving written notice to that effect to Seller and Escrow Agent on or before 6:00 p.m. (Mountain Time) on December 24, 2010 (the “Termination Deadline”). If Purchaser exercises such right to terminate, this Agreement shall terminate and be of no further force and effect subject to and except for the Survival Provisions (as defined below) and Escrow Agent shall return the Deposit to Purchaser. If Purchaser fails to provide Seller with written notice of termination on or before the Termination Deadline, (a) Purchaser shall be obligated to proceed to Closing subject only to the satisfaction or waiver in writing by Purchaser of Purchaser’s Closing Conditions and the satisfaction of other terms and conditions of this Agreement (e.g., provisions relating to casualty or condemnation) and (b) this Agreement shall remain in full force and effect, and (c) the Deposit shall be non-refundable; subject, however, to the terms and conditions of this Agreement.

2.3	Conduct of Investigation; Insurance.

(a) Purchaser shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give notice to Seller (which notice may be delivered orally to Seller at 303-796-8288 (followed by an e-mail to cking@dpccompanies.com) or in writing at Seller’s address) a reasonable time prior to entry onto the Property (and prior to any Tenant Interviews) and shall permit Seller and Tenant to have a representative present during all Inspections conducted at the Property (including, without limitation, at Tenant Interviews). Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and Inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons (including, without limitation, Tenant). All information made available by Seller to Purchaser in accordance with this Agreement or obtained by Purchaser in the course of its Inspections shall be treated as confidential information by Purchaser, and, prior to the purchase of the Property by Purchaser, Purchaser shall use commercially reasonable efforts to prevent its Consultants from divulging such information to any unrelated third parties except as may be required under applicable law and as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be permitted to perform any invasive tests (for purposes herein minor surface testing, scraping or samplings shall not be deemed “invasive”) on the Property without Seller’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. Further, Seller shall have the right, subject to the following, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract (including, without limitation, the Lease), or expose Seller to any Losses (as defined below) or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein; provided, however, to the extent that Purchaser undertakes a Phase I environmental study of the Property and such study recommends or requires that Purchaser undertake a Phase II environmental study of the Property or the Purchaser’s Consultants require that Purchaser undertake a Phase II environmental study of the Property and Seller shall have the right to disapprove entry for such Phase II environmental study of the Property and in the case Seller so disapproves entry, then on or prior to the expiration of the Feasibility Period Purchaser shall have a right to terminate this Agreement, have the Deposit returned to Purchaser, and the parties shall be released from any further obligation or liability hereunder or related hereto except for the Survival Provisions.

(c) Purchaser shall use commercially reasonable efforts to minimize disruption to Tenant in connection with Purchaser’s or its Consultants’ activities pursuant to this Article 2. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.

(d) If Purchaser causes any damage to the Property, Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the substantially same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article 2.

(e) Purchaser shall maintain and cause its Consultants to maintain (i) commercial public liability insurance coverage of not less than $2,000,000.00, and (ii) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 2.3 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (A) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (B) the expiration of five (5) days after the Effective Date.

(f) The provisions of this Section 2.3 shall survive the termination of this Agreement, and, if not so terminated, shall survive (except for the confidentiality provisions of this Section 2.3) the Closing and delivery of the Deed to Purchaser.

2.4 Purchaser Indemnification. Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel reasonably approved by Seller) Seller, the Property’s property manager, the Property’s mortgagee and each of their respective parent and subsidiary entities, officers, directors, members, managers, partners, affiliates, employees, agents and representatives and each of their successors and assigns (together with Seller, collectively, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising from or caused by Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other matters performed by Purchaser with respect to the Property during the Feasibility Period or otherwise, but nothing herein shall make Purchaser or such Consultants liable for any violation of law, contamination or other matter discovered as a result of such Inspections or other matters or as a result of any obligation to report any such findings.

2.5	Property Materials.

(a) Within three (3) Business Days after the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (or readily available to Seller) (subject to Section 2.5(b) below),

Seller agrees to make the documents set forth on Schedule 2.5 attached hereto (collectively, the “Materials”) available to Purchaser, whether at Seller’s offices or through an online due diligence room, for review and copying by Purchaser at Purchaser’s sole cost and expense. To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 2.5(a), Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within three (3) days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Agreement pursuant to Section 2.2 above.

(b) In providing such information and Materials to Purchaser, other than Seller’s Representations (as defined below), Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed, except as provided in Seller’s Representations. Any information and Materials provided by Seller to Purchaser under the terms of this Agreement are for informational purposes only and, together with all reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property (collectively, “Third-Party Reports”), shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) if this Agreement is terminated for any reason in accordance with the terms hereof. Purchaser recognizes and agrees that the Materials and other documents and information delivered or made available by Seller pursuant to this Agreement may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are available to Seller after reasonable inquiry to ascertain their availability. Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Materials and other documents required to be delivered or made available by Seller pursuant to this Agreement, Purchaser will not rely on such Materials or other documents as being a complete and accurate source of information with respect to the Property, and, except with respect to those items that are represented in Seller’s Representations, will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

(c) The provisions of this Section 2.5 shall survive the Closing and delivery of the Deed to Purchaser.

2.6 Contracts. On or before the Closing, Seller shall, at Seller’s sole cost and expense, terminate all equipment leases, contracts and agreements relating to the upkeep, repair, maintenance or operation of the Property to which Seller is a party (collectively, “Contracts”), including, without limitation, all exclusive listing agreements with respect to the Premises, and all management/leasing agreements with respect to the Premises.

2.7 Scheduled Personal Property. To the extent that Seller delivers to Purchaser prior to the expiration of the Feasibility Period written notice of the existence of any specific items of Personal Property, then on or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Personal Property Notice”) specifying the specific items of Personal Properly (other than fixtures) that Purchaser desires to designate as Scheduled Personal Property on the Bill of Sale (as defined below). If Purchaser fails to deliver the Personal Property Notice on or before the expiration of the Feasibility Period, there shall be no Scheduled Personal Property identified on the Bill of Sale.

2.8 Material Miscellaneous Property Assets. To the extent that Seller delivers to Purchaser prior to the expiration of the Feasibility Period written notice of the existence of any specific items of Miscellaneous Property Assets, then on or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Miscellaneous Property Assets Notice”) specifying the specific items of Miscellaneous Property Assets (other than Contracts) that contain material obligations of Seller and that Purchaser desires to designate as Material Miscellaneous Property Assets on the General Assignment (as defined below). If Purchaser fails to deliver the Miscellaneous Property Assets Notice on or before the expiration of the Feasibility Period, there shall be no Miscellaneous Property Assets Notice identified on the General Assignment.

ARTICLE 3

TITLE

3.1 Title Documents. Within ten (10) calendar days after the Effective Date, Seller shall cause to be delivered to Purchaser an extended coverage form commitment for title insurance (the “Title Commitment”) for the Property in an amount equal to the Purchase Price from Title Insurer binding Chicago Title Insurance Company to issue an owner’s title insurance policy (the “Title Policy”) on American Land Title Association form (2006) with the standard pre-printed exceptions (collectively, the “Standard Exceptions”) deleted or modified to Purchaser’s satisfaction, together with copies of all instruments identified as exceptions therein (together with the Title Commitment, collectively, the “Title Documents”); provided; however; to the extent required by the Title Insurer, in order to cause the relevant Standard Exceptions to be deleted or modified, Seller shall obtain, the cost and expense for which shall be shared equally by Seller and Purchaser, a new survey of the Property sufficient to enable Title Insurer to commit to delete the relevant Standard Exceptions; provided, further, however, the Title Commitment and the Title Policy may take exception to (a) taxes and assessments for the year of Closing and subsequent years not yet due and payable and (b) mechanics’ liens arising by, through or under Tenant or Purchaser. Seller shall be responsible for payment of the premium for the extended coverage Title Policy, the cost of any endorsements to cause removal or revision of the Standard Exceptions and the cost of any endorsements which Seller has expressly agreed, in writing, to provide in order to cure an Objection (as defined below). Purchaser shall be solely responsible for payment of any requested endorsements.

3.2 Survey. Within three (3) Business Days after the Effective Date, Seller shall deliver to Purchaser any existing survey of the Property (if any, the “Existing Survey”) which to Seller’s knowledge after reasonable inquiry is in Seller’s possession or reasonable control. Within three (3) Business Days after the Effective Date, Seller shall obtain a new survey of the Property or update the Existing Survey (the “New Survey”), which New Survey shall be delivered by Seller to Purchaser within ten (10) days after the Effective Date. The cost and expense of the New Survey shall be shared equally by Seller and Purchaser. The Existing Survey, together with any New Survey prepared by or on behalf of Purchaser, if any, is collectively referred to herein as the “Survey.”

3.3 Objection and Response Process. On or before the date that is three (3) days prior to the expiration of the Feasibility Period (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents or the Survey to which Purchaser objects (the “Objections”). If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey. On or before the date that is one (1) day prior to the expiration of the Feasibility Period (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any. Seller shall be entitled to reasonable adjournments of the Closing Date (not to exceed the earlier of thirty (30) days or the expiration of Purchaser’s loan commitment, if any) to cure the Objections. If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice. If Purchaser is dissatisfied with the Response Notice, Purchaser may, as its exclusive remedy, elect by written notice given to Seller on or before the expiration of the Feasibility Period (the “Final Response Deadline”) either (a) to accept the Title Documents and Survey with resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price, (b) to terminate this Agreement, or (c) if such exception is a Voluntary Title Exception or Monetary Title Exception, give notice that Seller shall be obligated to remove or insure over or bond over such item which is the subject of the Objections or Purchaser shall be entitled to cause a Removal Deduction in accordance with Section 3.5 below. If Purchaser fails to give notice to terminate this Agreement on or before the Final Response Deadline, Purchaser shall be deemed to have elected to approve and irrevocably waived any objections to any matters covered by the Title Documents or the Survey, subject only to resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections).

3.4 Permitted Exceptions. The Deed delivered pursuant to this Agreement shall be subject to the following, all of which shall be deemed “Permitted Exceptions”: (1) a lien for nondelinquent real property taxes and special assessments for the year 2010 and thereafter, if any, (2) the leasehold estate of Tenant under the Lease, (3) utility easements to service the Property which do not interfere with its existing use, access and improvements, (4) applicable zoning and governmental regulations and ordinances, (5) any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser, (6) the terms and conditions of this Agreement, and (7) all matters shown in the Title Documents and the Survey (other than any Voluntary Title Exception or Monetary Title Exceptions).

3.5 Monetary Title Exception and Voluntary Title Exception. Notwithstanding anything to the contrary in this Agreement or in a Seller Response Notices, Seller shall be obligated to remove or insure over or bond over (A) any Voluntary Title Exception or (B) Monetary Title Exceptions as hereinafter defined (other than nondelinquent real property taxes and special assessments for the year of Closing and thereafter) created by, under or through Seller (but excluding liens arising by, through or under Tenant or Purchaser). If Seller fails to remove or insure over or bond over any such Voluntary Title Exceptions or Monetary Title Exceptions, Purchaser shall have a right to have the Title Company pay such amounts from amounts due to be paid to Seller at Closing (each, a “Removal Deduction”). If Purchaser exercises its right to cause a Removal Deduction, Seller shall not be deemed to have waived any rights it may have against any third party (including, without limitation, Tenant) in connection with such Removal Deduction, and Seller hereby expressly reserves any and all such rights. Purchaser acknowledges that Seller may pursue any third party (including, without limitation, Tenant) for the payment of any amounts relating to a Removal Deduction, and is permitted to institute litigation in respect thereof without the prior written consent of Purchaser; provided, however, that Seller may not cause the Lease to be terminated due to a Removal Deduction. For purposes of this Agreement, “Monetary Title Exception” means title exceptions affecting the Premises which are not Permitted Exceptions and which can be removed by payment of a liquidated amount, and “Voluntary Title Exception” means (A) the lien of any mortgage, deed of trust or similar security instrument encumbering the Property and (B) any title exceptions affecting the Property that are created or permitted by Seller after the Effective Date through the execution by Seller of one or more instruments creating or granting such exceptions or arising from brokers, mechanics’ and materialmen’s liens.

ARTICLE 4

[INTENTIONALLY DELETED]

ARTICLE 5

CLOSING

5.1	The Closing.

(a) The consummation of the purchase and sale and related transactions contemplated by this Agreement (the “Closing”) shall occur at 11:00 a.m. (Mountain Time) on December 28, 2010 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

(b) If (a) any of the conditions precedent to Closing set forth in this Agreement (including, without limitation, Purchaser’s Closing Conditions or Seller’s Closing Conditions) are not satisfied or deemed satisfied or waived pursuant to the terms of this Agreement on or before the Closing Date, or (b) if either party otherwise desires to extend the Closing Date, then either party may at its election extend the Closing Date from time to time, upon notice to the other, for up to a period of three (3) days; provided, however, in no event shall the Closing Date be extended beyond December 31, 2010. If neither Seller nor Purchaser elects to extend the Closing Date, or if the unsatisfied condition is not satisfied by any such extended date, then (i) Purchaser, if the unsatisfied condition is a condition to Purchaser’s obligations hereunder, or (ii) Seller, if the unsatisfied condition is a condition to Seller’s obligations hereunder, may either (x) waive such condition and proceed to Closing without any abatement of the Purchase Price, (y) terminate this Agreement, or (z) Purchaser, if the unsatisfied condition is a condition to Purchaser’s obligations hereunder and arises from a default by Seller under this Agreement, exercise its remedies pursuant to the terms of this Agreement. if this Agreement is terminated by either party under the foregoing provisions, each party shall be relieved of further liability or obligation under this Agreement, except for the Survival Provisions. If Purchaser elects to proceed to Closing notwithstanding an unsatisfied condition, then upon Closing such unsatisfied condition(s) shall be deemed irrevocably waived by Purchaser (subject to Purchaser’s right to specific performance as provided in this Agreement), including any claim Purchaser might have had against Seller following Closing related to such unsatisfied condition. An election by Purchaser or Seller to terminate this Agreement because of the non-satisfaction of a condition precedent hereunder shall release the party whose acts or omissions were in breach of this Agreement and caused such condition not to be satisfied from liability, if any, arising under this Agreement, subject only to the remedies set forth in this Agreement.

5.2 Seller Closing Deliveries. On or prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

(a) One (1) original Special Warranty Deed (the “Deed”), in the form attached hereto as Exhibit “B”, subject only to the Permitted Exceptions, executed by Seller.

(b) One (1) original Bill of Sale (the “Bill of Sale”), in the form attached hereto as Exhibit “C” executed by Seller.

(c) Two (2) originals of the General Assignment, substantially in the form attached hereto as Exhibit “D” (the “General Assignment”), executed by Seller.

(d) Two (2) originals of the Assignment of Lease, substantially in the form attached hereto as Exhibit “E” (the “Lease Assignment”), executed by Seller.

(e) A notification letter to Tenant prepared and executed by Seller substantially in the form attached hereto as Exhibit “F” (the “Tenant Notification Letter”), executed by Seller.

(f) One (1) original Tenant Estoppel Certificate (as defined below), in the form permitted pursuant to Section 7.1 below, signed by Tenant.

(g) A closing statement executed by Seller.

(h) A title affidavit or, at Seller’s option an indemnity, as applicable, in the customary form reasonably acceptable to Seller to enable Title Insurer to delete or modify the Standard Exceptions (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided, however, that such affidavit does not impose any additional obligations, in any material respect, on Seller other than as set forth in this Agreement.

(i) A certification of Seller’s non-foreign status pursuant to Section 1445 of the internal Revenue Code of 1986, as amended.

(j) Resolutions, certificates of good standing and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

(k) Evidence that the Terminated Contracts have been terminated.

5.3 Purchaser Closing Deliveries. On the Closing Date, Purchaser shall deliver to Escrow Agent (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at the Closing:

(a) The full Purchase Price (with a credit for the Deposit) plus or minus the adjustments or prorations required by this Agreement.

(b) If and only to the extent required by the Title Company, a title affidavit (or at Purchaser’s option an indemnity) pertaining solely to Purchaser’s activity on the Property prior to Closing, in the customary form reasonably acceptable to Purchaser, to enable Title Insurer to delete the Standard Exceptions (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided, however, that such affidavit does not subject Purchaser to any greater liability, or impose any additional obligations, other than as set forth in this Agreement.

(c) Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property (collectively, the “Real Property Transfer Declaration”).

(d) A closing statement executed by Purchaser.

(e) Two (2) original countersigned counterparts of the General Assignment, executed by Purchaser.

(f) Two (2) original countersigned counterparts of the Lease Assignment, executed by Purchaser.

(g) Two (2) original countersigned counterparts of the Tenant Notification Letter.

(h) Resolutions, certificates of good standing and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.4	Closing Prorations and Adjustments.

(a) General. Rents shall be prorated as of 11:59 P.M. on the day immediately preceding the Closing Date, based on a 365 day year, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date; provided that there shall be no proration of any item paid for directly by Tenant. Seller shall prepare, or shall cause Escrow Agent to prepare, a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 for Purchaser’s approval no later than three (3) business days prior to the Closing Date. Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing.

(b) Operating Expenses. All of the operating, maintenance, taxes (other than real estate taxes, such as rental taxes) and other expenses incurred in operating the Property that Seller customarily pays (if any), and any other costs incurred in the ordinary course of business for the management and operation of the Property (if any), shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to Closing and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

(c) Utilities. Seller warrants and represents that Seller has not contracted for nor is obligated to pay any utilities serving the Property and that Tenant has contracted for and is obligated to pay all utilities serving the Property, including without limitation all charges and assessments for sewer and water and other utilities, including charges for consumption of electricity, steam and gas and any charges for utilities. Notwithstanding anything in this Agreement to the contrary, no proration shall be made at the Closing with respect to such utilities that Tenant is required to pay pursuant to the Lease. Prior to Closing, Escrow Agent shall confirm that there are no unpaid charges for utilities serving the Property except for utilities that have been contracted for in the name of Tenant; provided, however, that if Escrow Agent fails or refuses to make such confirmation, such failure shall not constitute a default by Seller hereunder.

(d) Real Estate Taxes. Purchaser acknowledges and agrees that, pursuant to the Lease, Tenant is required to pay all real estate ad valorem and similar taxes and assessments for the Property directly to the applicable taxing authority. Accordingly, and notwithstanding anything in this Agreement to the contrary, no proration shall be made at the Closing with respect to real estate ad valorem or similar taxes and assessments for the Property.

(e)	The Lease.

(i) All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenant under the Lease shall be prorated as of the Closing Date (prorated for any partial month). Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (A) non-delinquent rents which have not been collected as of the Closing Date, or (B) delinquent rents existing, if any, as of the Closing Date (the foregoing (A) and (B) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser; provided, however, that Purchaser shall have no obligation to bill Tenant for all Uncollected Rents or to take any actions to collect Uncollected Rents and any amounts collected shall first be applied to Rents and other amounts payable to Purchaser as landlord under the Lease.

(ii) Seller warrants and represents that Seller is not holding any security deposits or letters of credit in connection with the Lease.

(iii) With respect to operating expenses, taxes, utility charges, other operating cost pass-throughs, retroactive rental escalations, sums or charges payable by Tenant to Seller as landlord under the Lease, to the extent that Seller has received as of the Closing payments allocable to periods subsequent to Closing, the same shall be properly prorated with an adjustment in favor of Purchaser, and Purchaser shall receive a credit therefor at Closing. With respect to any payments received by Purchaser after the Closing allocable to Seller prior to Closing, Purchaser shall promptly pay the same to Seller.

(f) Insurance. No proration shall be made in relation to insurance premiums and insurance policies maintained by Tenant under the Lease or any excess insurance maintained by Seller, which excess insurance policies will not be assigned to Purchaser.

(g) Employees. All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

(h) Closing Costs. Purchaser shall pay (i) any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 3.1 (ii) one-half (%) of the customary closing costs of Escrow Agent and the New Survey and (iii) the cost of recording the Memorandum (as defined in Section 13.19 below) and the Escrowed Termination. Seller shall pay any transfer taxes and the cost of recording the Deed (including, without limitation, any stamp or documentary fees), any premium or fees with respect to the Title Policy to the extent required by Section 3.1, and one-half (%) of the customary closing costs of Escrow Agent and the New Survey.

(i) Possession. Possession of the Property, subject to the Lease and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3, including, without limitation, the Purchase Price. An original of the fully executed Lease (and all amendments) shall be delivered to Purchaser at Closing. To the extent reasonably available to Seller, originals or copies of all lease files, warranties, guaranties, operating manuals, keys to the Property, and Seller’s books and records (other than proprietary information) regarding the Property shall be made available to Purchaser at the Closing.

(j) The Roof Warranty. Purchaser acknowledges that (i) Seller has disclosed to Purchaser that Seller (as the landlord under the Lease) has not, as of the Effective Date, obtained the roof warranty that the landlord under the Lease may be required to obtain pursuant to Section 2 of the Third Amendment to the Lease (the “Roof Warranty”), (ii) notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to obtain the Roof Warranty prior to the Closing Date, (iii) if the Closing occurs, Purchaser shall be solely responsible (as landlord under the Lease) for obtaining the Roof Warranty and (iv) the Purchase Price has been negotiated to reflect the allocation of responsibility for the Roof Warranty set forth in this Section 5.4(i).

(k) Survival. The provisions of this Section 5.4 shall survive the Closing and delivery of the Deed to Purchaser.

5.5 Post-Closing Adjustments. In general, and except as provided in this Agreement or the Closing Documents, Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period as of 11:59 P.M. on the day immediately preceding the Closing Date and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on and after the Closing Date. Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom) in accordance with the provisions of Section 5.4 of this Agreement; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 120 days after the Closing, or (b) subject to such 120-day period, unless such items exceed $2,500.00 in magnitude (either individually or in the aggregate). Notwithstanding anything in this Article 5 to the contrary, Seller shall have no obligation to pay (and Purchaser shall not receive a credit at Closing for) any operating expenses that are attributable to the period beginning on and after the Closing Date to the extent that Purchaser is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from Tenant under the Lease, regardless of whether Purchaser actually collects such reimbursement or increased operating expenses from Tenant, it being understood and agreed by Purchaser and Seller that (i) as between Purchaser and Seller, Purchaser shall be responsible for payment of all of such operating expenses on and after Closing, and (ii) the burden of collecting such reimbursements shall be solely on Purchaser. The provisions of this Section 5.5 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; AS IS

6.1 Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Lease, the Tenant Estoppel Certificate, or which is otherwise known by Purchaser in its actual knowledge prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, “Seller’s Representations”) as of the Effective Date and as of the Closing Date:

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Colorado. Subject to (i) Tenant’s Superior Right and (ii) Section 8.3(d) below, Seller has, or at the Closing shall have, the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller, and, prior to the Closing, will have taken all limited liability company actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Agreement or on the Property. Subject to (A) Tenant’s Superior Right and (8) Section 8.3(d) below, this Agreement is a valid, binding and enforceable agreement against Seller in accordance with its terms.

(b) Other than the Lease, the Property is not subject to any written lease executed by Seller or, to Seller’s knowledge, any other possessory interests of any person. Seller has delivered or made available to Purchaser a true, correct and complete copy of the Lease, including, without limitation, true, correct and complete copies of the initial guaranty of the Lease and any subsequent amendments, transfers and assignments of the guaranty of the Lease. The Lease is in full force and effect as of the Effective Date and contains the entire agreement between Seller and the Tenant with respect to such leased space. Seller has not given any written notice of any breach or default under the Lease which remains uncured. To the best of Seller’s knowledge, there are no pending rent audits by Tenant. There are no outstanding leasing costs due from Seller as Landlord under the terms of the Lease.

(c) Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

(d) There are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or, to Seller’s knowledge, threatened against the Property.

(e) Seller has not received any written notice from a governmental agency of any violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property that remain uncured. Seller has received no notice from any municipal, state, or other statutory authority, any board of fire underwriters, improvement association, or architectural committee, relating to noncompliance with any applicable health, safety or building code, statute, order, regulation or restriction that has not been corrected. Seller has not received any written notice from a governmental authority or other person relating to violation of any environmental laws affecting the Property.

(f) Seller is not a Prohibited Person (as defined below). As used herein, a “Prohibited Person” is (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac, (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC, or (v) a person or entity that is affiliated with any person or entity identified in clauses (i), (ii), (iii) and/or (iv) of this Section 6.5(f).

(g) Seller has not given or granted any person any unrecorded right or option to acquire all or any of the Property or the proceeds derived from the Property or the Lease, except for the grants, pledges and other assignments made by Seller to the Property’s current mortgagee, all of which shall be terminated or satisfied in fact and of record as of and at the Closing.

(h) As of the Effective Date, there are no Contracts; provided, however, nothing in this Section 6.1(h) shall relieve Seller of its obligations pursuant to Section 2.6 above.

(i) As of the Effective Date, there is no Personal Property; provided, however, nothing in this Section 6.1(i) shall relieve Seller of its obligations pursuant to Section 5.2(b) above.

(j) Seller has received no written notice from any city, county, state or federal authority of any pending or contemplated condemnation or change of zoning affecting the Property or any violation of any building or zoning codes; and to Seller’s knowledge (having made due inquiry of the Property manager), no such notice has been received by the Property manager.

(k) There is no litigation pending against or affecting the Property or which otherwise might materially affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement, and to the best of Seller’s knowledge no such action or proceeding has been threatened in writing. Seller shall notify Purchaser promptly of any such litigation of which Seller becomes aware. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings under the Bankruptcy Code, 11 U.S.C. §101, et seq., or under any other debtor relief laws contemplated by or pending or, to Seller’s actual knowledge, threatened against Seller.

(l) The Designated Representative (as defined below) are the persons who would receive notice from other principals, agents or employees of Seller or from other persons or entities of any of the matters described in the representations and warranties in this Agreement.

6.2 AS-IS. Except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind. Except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, Purchaser is not relying upon: any information provided by Seller or statements, representations or warranties, express or implied, made by or enforceable directly against Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property. Except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property. Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties. Except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continuation of the Lease or Tenant’s occupancy thereunder. Purchaser hereby releases Seller’s Indemnified Parties from any and all claims and liabilities relating to the foregoing matters. Each of Seller’s Indemnified Parties shall be third-party beneficiaries of this Section 6.2. The provisions of this Section 6.2 shall survive the Closing and delivery of the Deed to Purchaser. Notwithstanding the preceding provisions of this Section 6.2, if (I) Tenant or any other third party brings a lawsuit against Purchaser after the Closing, and (II) such lawsuit involves a claim of injury, harm, or other loss or liability that is alleged to have been sustained or incurred by Tenant or said third party wholly or partly during the time that Seller owned the Property (including claims under Addendum No. 1 to Lease with respect to pre-existing environmental conditions on the Property, then this Section 6.2 shall not preclude the Purchaser from asserting whatever rights it might otherwise have at law or in equity against the Seller (including, without limitation, the rights to join the Seller in such lawsuit and seek contribution from the Seller in such action).

6.3 Survival of Seller’s Representations. Any representations and warranties made “to Seller’s or Purchaser’s knowledge” shall not be deemed to imply any duty of inquiry. Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of six (6) months (the “Survival Period”). After expiration of the Survival Period, Seller shall have no liability with respect to Seller’s Representations or with respect to any breaches of any covenants, indemnification obligations or other obligations set forth in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing (collectively, “Post-Closing Obligations”). Under no circumstances shall Seller be liable to Purchaser for more than $200,000.00 (the “Liability Limitation”) in any individual instance or in the aggregate for all breaches of Seller’s Representations or Post-Closing Obligations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations or Post-Closing Obligations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $10,000.00. In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith. If Closing occurs, Seller covenants and agrees that, during the Survival Period, it: (a) shall not dissolve, (b) shall retain cash equal to or greater than the Liability Limitation (collectively, the “Reserved Funds”), and shall not distribute all or any portion of the Reserved Funds, and (c) shall notify, in writing, its managers of Seller’s covenants set forth in this Section 6.3.

6.4 Definition of Knowledge. Any representations and warranties made “to Seller’s or Purchaser’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term “to Seller’s knowledge” or “to the best of Seller’s knowledge” shall mean and refer only to actual knowledge of the Designated Representative (as defined below) of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative” shall refer, collectively, to Timothy D. Rose and Joe Wicks, who are the Property’s current asset managers. The fact that reference is made to the personal knowledge of the Designated Representative shall not render the Designated Representative personally liable for any breach of any of the foregoing representations and warranties; rather, however, Purchaser’s sole recourse in the event of any such breach shall be to the assets of Seller.

6.5 Representations And Warranties Of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

(a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent which has not been obtained of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Agreement. This Agreement is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

(c) No pending or, to the knowledge of Purchaser, threatened (in writing) litigation exists which if determined adversely would restrain Purchaser’s consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

(d) Except as otherwise expressly stated, if at all, in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to Seller’s Representations and any warranty of title expressly set forth in the Deed, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller in connection with this Agreement and the acquisition of the Property.

(e) Purchaser is not a Prohibited Person. To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The funds or other assets Purchaser will transfer to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person. The funds or other assets Purchaser will transfer to Seller under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

The provisions of this Section 6.5 shall survive the Closing and delivery of the Deed to Purchaser.

6.6	Breach of Seller’s Representations Prior to Closing.

(a) If, at or prior to the Closing, Purchaser obtains actual knowledge that any of Seller’s Representations are untrue, inaccurate or incorrect in any material respect, Purchaser shall give Seller prompt written notice thereof after obtaining such knowledge (but, in any event, prior to the Closing). If, at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Representations are untrue, inaccurate or incorrect in any material respect, Seller shall give Purchaser written notice thereof within three (3) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, if such misrepresentation or breach is susceptible to cure, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed five (5) days) for the purpose of such cure.

(b) If any misrepresentation or breach of any of Seller’s Representations is first discovered by Purchaser prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach, then Purchaser, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(i) If any of Seller’s Representations are untrue, inaccurate or incorrect in any material respect, then Purchaser may elect either (A) to waive such misrepresentations or breaches and consummate the Closing without any reduction of or credit against the Purchase Price (provided, however, if Purchaser waives such misrepresentations or breaches and consummates the Closing in accordance with the foregoing, Seller shall continue to be obligated to remove or insure over or bond over (i) any Voluntary Title Exception or (ii) Monetary Title Exceptions (other than nondelinquent real property taxes and special assessments for the year of Closing and thereafter) created by, under or through Seller, and if Seller fails to remove or insure over or bond over any such Voluntary Title Exceptions or Monetary Title Exceptions, Purchaser shall have a right to have the Title Company pay such amounts as a Removal Deduction at Closing), or (B) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, and to the extent that such misrepresentation or breach is as a result of Seller’s intentional acts or intentional failure to disclose information known by Seller as of the Effective Date, Purchaser shall have the right to seek recovery from Seller for any and all of Purchaser’s due diligence costs (not to exceed Capped Default Damages (as defined below) and, thereafter, neither party shall have any further rights or obligations hereunder except for the Survival Provisions.

(ii) If any of Seller’s Representations are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Purchaser shall be deemed to waive such misrepresentation or breach of warranty, and Purchaser shall be required to consummate the Closing without any reduction of or credit against the Purchase Price.

(c) The untruth, inaccuracy or incorrectness of Seller’s Representations shall be deemed material for purposes of this Agreement only if Purchaser’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Representations (i) are reasonably estimated to exceed $5,000.00 or (ii) are with respect to the Lease or the title to the Property.

ARTICLE 7

OPERATION OF THE PROPERTY

7.1 Estoppel Certificates. Seller shall request that Tenant execute and deliver an estoppel certificate (the “Tenant Estoppel Certificate”), substantially in the form of Exhibit “H” attached hereto and incorporated herein by this reference; provided, however, that if Tenant is required or permitted under the terms of the Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit “H” attached hereto, then Purchaser shall accept any modifications made to such Tenant Estoppel Certificate to the extent that such changes are consistent with the minimum requirements set forth in the Lease. provided, further, however, that if Seller is unable to obtain the Tenant Estoppel Certificates, such failure shall not constitute a default by Seller hereunder.

7.2 Subordination. Non-Disturbance and Attornment Agreement. At the time of delivery of the Tenant Estoppel Certificate to Tenant, Seller shall also request that Tenant execute and deliver a subordination, non-disturbance and attornment agreement addressed to Purchaser’s lender (the “SNDA”), in substantially the form of Exhibit “H” attached hereto and incorporated herein by this reference. Seller shall transmit the SNDA to the Tenant along with the Tenant Estoppel Certificate and shall request that the SNDA be completed and returned along with the Tenant Estoppel Certificate. Receipt of the SNDA in the form attached, or with such changes requested by Tenant and approved by Purchaser, shall be a condition of Closing and if Seller is unable to obtain the SNDA from Tenant, such failure shall not constitute a default by Seller hereunder but shall entitle Purchaser to terminate this Agreement by written notice given to Seller on or prior to the Closing Date, in which event this Agreement shall be terminated and, thereafter, neither party shall have any further rights or obligations hereunder except for the Survival Provisions

7.3 Tenant’s Insurance. Seller shall request that Tenant provide evidence, on ACORD Form 28, of the insurance that Tenant is required to carry pursuant to the Lease (“Evidence of Insurance”); provided, however, that if Seller is unable to obtain Evidence of Insurance, such failure shall not constitute a default by Seller hereunder.

7.4 The Lease. So long as this Agreement is in full force and effect, Seller shall not amend, modify or terminate the Lease; provided, however, that Seller may, without Purchaser’s consent, (a) enter into amendments to the Lease to which Tenant is entitled under the terms the Lease without the discretion, any approval or consent of Seller, as landlord, and (b) enforce Seller’s rights against Tenant pursuant to the Lease, other than termination of the Lease.

7.5 General Operation of Property. Except as specifically set forth in this Article 7, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any requirement set forth under the Lease, Seller will not make any material alterations to the Property or remove any material Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, so long as this Agreement has not been terminated, Seller will not (i) perform any grading or excavation, construction, or removal of any improvements, or make any other change or improvement upon or about the Property, or (ii) commit any waste or nuisance upon the Property. Nothing in this Section 7.5 shall limit, restrict or prohibit Seller, without Purchaser’s consent, from performing any repair, maintenance or tenant improvement projects which Seller is required to perform under the Lease.

7.6 Liens. Other than (a) utility easements and temporary construction easements granted by Seller in the ordinary course of business or that Seller is required to grant pursuant to the Lease and (b) Voluntary Title Exceptions, Seller covenants that it will not create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall be in Purchaser’s sole discretion. If Purchaser in its sole discretion approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Exception for all purposes hereunder.

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser’s Closing Conditions. Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Purchaser’s Closing Conditions”):

(a) Seller shall have delivered to Purchaser, on or before the Closing Date, the Tenant Estoppel Certificate, the SNDA and Evidence of Insurance (in the forms permitted pursuant to Sections 7.1, 7.2 and 7.3 above), signed by Tenant. The information set forth in the Tenant Estoppel Certificate shall be deemed to modify Seller’s Representations;

(b) All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(c) Each of Seller’s Representations shall be true, accurate and complete in all material respects as of the Closing Date;

(d) Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

(e) Seller shall not be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding;

(f) Tenant shall not be a debtor in any bankruptcy proceeding;

(g) The Lease (and the guaranty thereof) shall be in full force and effect and unmodified (except as otherwise permitted pursuant to Section 7.4 above);

(h) No rent in excess of $5,000.00 shall be delinquent more than five (5) Business Days after the date due under the Lease; and

(i) If, and only if, Major Damage (as defined in Section 10.1 below) has occurred prior to Closing, Tenant has waived all rights under the Lease to terminate the Lease as a result of such Major Damage.

In addition to the foregoing, Purchaser intends to pay a portion of the Purchase Price from the proceeds of a first mortgage loan (“Loan”) at existing market rates and terms. Purchaser has applied to Keybank National Association or other bank, savings and loan association, mortgage broker, trust company, or other similar lending institution (collectively, “Lender”) for such Loan and will promptly and diligently (i) execute all documents and accurately and completely provide to Lender all information it reasonably requires; and (ii) pay all customary costs of applying for and obtaining such Loan including, without limitation, the cost of any required appraisal. If Purchaser has performed its obligations in (i) and (ii) above and does not receive funding at Closing, Purchaser shall have a right to terminate this Agreement, have the Deposit returned to Purchaser, and the parties shall be released from any further obligation or liability hereunder or related hereto except for the Survival Provisions. The parties acknowledge that the financing contingency contained herein is for the benefit of Purchaser, and Purchaser may waive the financing contingency with the prior written consent of Seller.

8.2 Failure of Purchaser’s Closing Conditions. If any of Purchaser’s Closing Conditions are not met, Purchaser may either (a) waive any of Purchaser’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Agreement or (c) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 9.2 below.

8.3 Seller’s Closing Conditions. Without limiting any of the rights of Seller elsewhere provided for in this Agreement, Seller’s obligation to close with respect to conveyance of the Property under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Seller’s Closing Conditions”):

(a) All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(b) Each of the representations, warranties and covenants of Purchaser contained herein shall be true, accurate and complete in all material respects as of the Closing Date;

(c) Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

(d) There shall not be any litigation pending or, to the knowledge of either Purchaser or Seller, threatened (in writing) which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser;

(e) Purchaser shall not be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding; and

8.4 Failure of Seller’s Closing Conditions. If any of Seller’s Closing Conditions are not met, Seller may either (a) waive any of Seller’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) terminate this Agreement, and, if such failure constitutes a default by Purchaser, exercise any of Seller’s remedies pursuant to Section 9.1 below. Nothing in this Article 8 shall limit or otherwise modify Seller’s right under Section 5.1 above.

ARTICLE 9

DEFAULTS AND REMEDIES

9.1 Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 1.2(d) and close on the purchase of the Property on the Closing Date, then, if, in any case such default continues for more than three (3) calendar days after written notice thereof from Seller, Purchaser shall forfeit the Deposit and Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. If Purchaser defaults in any of its other material representations, warranties or obligations under this Agreement, and such default continues for more than ten (10) days after written notice thereof from Seller, then Purchaser shall forfeit the Deposit, and Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATIONS TO PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 9.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

9.2 Seller Default. If Seller, prior to the Closing, defaults in its obligations under this Agreement, including to sell the Property as required by this Agreement and such default continues for more than ten (10) days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Agreement shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser, and Purchaser may seek recovery from Seller of an amount (“Capped Default Damages”) equal to the lesser of (i) Purchaser’s actual out-of-pocket costs and expenses incurred in connection with this transaction up to the date of such termination (including reasonable attorney’s and Consultants fees and due diligence costs, etc.) or (ii) $75,000.00 or (b) Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Agreement (but not damages other than its fees, costs and expenses incurred in such proceeding). SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 9.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR THE FEES, COSTS AND EXPENSES AS DESCRIBED HEREINABOVE, UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR

COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such an action within ninety (90) days after the occurrence of Seller’s default. Purchaser agrees that its failure to timely commence such an action for specific performance within such 90-day period shall be deemed a waiver by it of Purchaser’s right to commence an action for specific performance as well as a waiver by Purchaser of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 10

RISK OF LOSS

10.1 Major Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and, as reasonably estimated by Seller’s contractor or architect, the cost of repair allocable to the landlord under the Lease is more than $200,000.00 or that would entitle Tenant to terminate the Lease or abate rent under the Lease in an amount in excess of $200,000.00, or the damage or destruction is caused by a casualty that is not a fully (except for the deductible) covered peril under Tenant’s property insurance and Seller does not agree, in writing, to provide Purchaser a credit against the Purchase Price in an amount equal to such shortfall in insurance proceeds (“Major Damage”), then Seller shall have no obligation to repair such damage or destruction and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten (10) days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Agreement by delivering written notice to Seller. In the event Purchaser fails to respond to such Damage Notice within such ten (10) day period, then such failure shall constitute Purchaser’s election to terminate this Agreement. If Purchaser elects to proceed to Closing, then this transaction shall be closed in accordance with the terms of this Agreement and Seller will assign to Purchaser at Closing Seller’s interest in the proceeds of any insurance policies covering such damage or destruction to effect repair or restoration of such damage or destruction, including its rights to such proceeds under the Lease, and Seller will pay to Purchaser the amount of any deductible that the landlord is required to pay pursuant to the Lease (if any).

10.2 Minor Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and same does not constitute “Major Damage” under Section 10.1 above, then, this transaction shall be closed in accordance with the terms of this Agreement, notwithstanding the damage or destruction; provided, however, if the repairs can be reasonably effected before the Closing, Seller shall make such repairs to the extent required to be made by Seller as landlord under the Lease regardless of the extent of any recovery from insurance carried on the Property. Subject to Section 10.3 below, if Seller is unable to effect such repairs prior to Closing, then Seller will assign to Purchaser at Closing Seller’s interest in the proceeds of any insurance policies covering such damage or destruction, if any, to effect repair or restoration of such damage or destruction and Seller will pay to Purchaser the amount of any deductible that the landlord is required to pay pursuant to the Lease (if any).

10.3 Repairs. To the extent that Seller elects to commence any repair, replacement or restoration of the Property prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repair, replacement or restoration completed or installed prior to Closing, with Purchaser being responsible for completion of such repair, replacement or restoration after Closing from the balance of any available insurance proceeds. The provisions of this Section 10.3 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE 11

EMINENT DOMAIN

In the event that, at the time of Closing, any part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Agreement by giving written notice within ten (10) days after Purchaser’s receipt from Seller of notice of the occurrence of such event and if Purchaser so terminates this Agreement, Purchaser shall recover the Deposit hereunder. If Purchaser fails to terminate this Agreement within such 10-day period, this transaction shall be closed in accordance with the terms of this Agreement for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award. It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE 12

BROKERAGE

Seller and Purchaser each represents and warrants to the other (f) that it has dealt only with Brian Cuje and CB Richard Ellis (collectively, “Seller’s Broker”), as Seller’s exclusive agent, and Conrad Wicker and Mark Perusse of RSS Advisors LLC (“Purchaser’s Representative”), in connection with this Agreement and (ii) that except for Seller’s Broker and Purchaser’s Representative neither Seller nor Purchaser has dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Agreement. Upon the Closing of the transaction contemplated hereby, and not otherwise, a commission (but payable out of the proceeds of the sale received by Seller if the Closing occurs) shall be payable by Seller to Seller’s Broker pursuant to the terms of Seller’s listing agreement with Seller’s Broker and a fee shall be payable by Purchaser to Purchaser’s Representative pursuant to the terms of a separate agreement with Purchaser’s Representative. Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party. Nothing herein shall make Purchaser liable in any way to pay any commissions to Seller’s Broker. Nothing herein shall make Seller liable in any way to pay any commissions to Purchaser’s Representative. The provisions of this Article 12 shall survive the termination of this Agreement, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

ARTICLE 13

GENERAL PROVISIONS

13.1 Governing Law: Venue. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the state of Colorado, without regard to its principles of conflicts of law. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state of Colorado, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.2 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

13.3 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Purchaser and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

13.4 Binding Effect. Subject to Section 13.5 below, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

13.5 Assignability. This Agreement is not assignable by Purchaser without first obtaining the prior written approval of Seller, which approval may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser may (1) designate a party to take title to the Property at Closing, without Seller’s consent, but upon reasonable notice thereof (but in no event less than five (5) days prior to the Closing Date), and (2) assign this Agreement, without Seller’s consent, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies) or such entity is controlled by or is under common control with Purchaser or such entity is part of a fund or entity that is sponsored by Purchaser or in which Purchaser acts as an advisor to such entity, (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than two (2) Business Days prior to the Closing Date. As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity. Upon any assignment and/or conveyance of the Property or any portion thereof to any assignee of Purchaser, all disclaimers, waivers, releases, indemnities and other protections afforded Seller by the terms of this Agreement, including, without limitation, those set forth in Sections 2.4 and 6.2, and all covenants, representations, warranties and obligations of Purchaser hereunder, shall apply to and be binding on said assignee.

13.6 Amendments in Writing. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, as provided in Section 1.3 above, the signature of Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Section 1.3.

13.7 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.

13.8 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses including at all appellate levels.

13.9 Expenses. Subject to the provision for payment of closing costs in accordance with the terms of Section 5.4 hereof and any other provision of this Agreement, whether or not the transaction contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

13.10 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby. Without limiting the foregoing, Seller agrees to cooperate with Purchaser in connection with the preparation of the Real Property Transfer Declaration.

13.11 Severability. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.

13.12 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

13.13 Captions: Headings. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

13.14 Number And Gender Of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.15 Time Of The Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to all matters contemplated by this Agreement.

13.16 Business Days; Time Period. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of Colorado. In computing any period of time under this Agreement, the date of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed also shall be included provided that if such last day is not a Business Day, then the last date for performance thereof shall be extended to the next Business Day.

13.17 No Personal Liability of Officers. Trustees. Directors or Partners. Each of Seller and Purchaser acknowledges that this Agreement is entered into by Seller which is a Colorado limited liability company and Purchaser which is a Delaware limited liability company, and each agrees that none of Purchaser nor Seller’s Indemnified Parties shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

13.18 Exclusivity. So long as this Agreement has not been terminated and so long as Purchaser is not in default hereunder, Seller agrees that during the period from and after the Effective Date until 11:59 p.m. on

December 31, 2010, Seller shall not solicit or respond to offers from others relative to the sale of the Property or enter into or negotiate any contract, letter of intent or term sheet for the sale of the Property to any prospective purchaser other than Purchaser.

13.19 No Recording: Memorandum of Agreement.

(a) Except as expressly set forth in Section 13.19(b) below, Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If the Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement; provided that Purchaser shall not be prohibited from recording a lis pendens if Purchaser is exercising its right to specific performance under this Agreement.

(b) Seller and Purchaser shall execute and record the Memorandum of Agreement in the form attached hereto as Exhibit “1-1” (the “Memorandum”); provided, however, that, as a condition to Purchaser recording the Memorandum, Purchaser shall sign and deliver to Escrow Agent, to be held by Escrow Agent in accordance with Section 1.3 above, a Termination of Memorandum of Agreement in substantially the form attached hereto as Exhibit “1-2” (the “Escrowed Termination”).

13.20 Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.21 Confidentiality. Until Closing, Purchaser and Seller and each party’s respective attorneys, agents, employees and consultants will treat the information disclosed to it by the other party and the existence of this Agreement as confidential, giving it the same care as such party’s own confidential information, and make no use of any such disclosed information not independently known to such party except in connection with the transactions contemplated hereby; provided, however, that Purchaser may disclose the terms and conditions of this Agreement (a) as required by law, (b) to consummate the terms of this Agreement or any financing relating thereto, (c) to Purchaser’s or Seller’s lenders, attorneys and accountants or (d) in connection with any action or proceeding between Purchaser and Seller. In the event of such a termination, Purchaser, at Purchaser’s option, shall promptly return copies of all such confidential information to Seller or confirm to Seller that Purchaser has destroyed such copies.

13.22 Counterparts; Facsimile/.pdf Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile and/or .pdf signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.23 1031 Exchange. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange and (d) no dates in this Agreement will be extended as a result thereof. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer the Property under this Agreement, and may assign its rights to receive the Purchase Price from Purchaser, to a deferred exchange intermediary (an “Intermediary”) or to an exchange accommodation titleholder, as the case may be, (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations under this Agreement, (iii) Seller shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place, (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Purchaser and (v) the closing of the acquisition of the Property by Purchaser or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser (or to exchange accommodation titleholder, as the case may be). Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (A) Purchaser, at its sole option, may delegate its obligations to acquire the Property under this Agreement, and may assign its rights to receive the Property from Seller, to an Intermediary or to an exchange accommodation titleholder, as the case may be, (B) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Agreement, (C) Purchaser shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place, (D) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Seller and (E) the closing of the acquisition of the Property by Purchaser or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser (or to exchange accommodation titleholder, as the case may be).

13.24 Survival. Except for (a) all of the provisions of this Article 13 (other than Sections 13.21 and 13.23), (b) any provision of this Agreement which expressly states that it shall so survive and (c) any payment obligation of Purchaser under this Agreement (the foregoing (a), (b) and (c) referred to herein collectively as the “Survival Provisions”), none of the terms and provisions of this Agreement shall survive the termination of this Agreement, and, if the Agreement is not so terminated, all of the terms and provisions of this Agreement (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive the Closing.

13.25 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission, PDF or e-mail with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter. All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided, further, however, that Notices given by facsimile, PDF or e-mail shall be deemed given when received by facsimile, PDF or email, as the case may be. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth following its name below:

If to Seller:

One Directory Place LLC

c/o DPC Development Company

7000 East Belleview Avenue, Suite 300

Englewood, CO 80111

Attn: Christopher R. King

And

Nate Schnabel

Phone: 303.796.8288

Fax: 303.796.8388

E-Mail: cking@doccompanies.com

nschnabel@doccompanies.com

with copies to: Brownstein Hyatt Farber Schreck, LLP 410 17th Street, Suite 2200 Denver, CO 80202-4432 Attn: Aaron M. Hyatt, Esq. Phone: 303.223.1107 Fax: 303.223.1111 E-Mail: ahvattebhfs.com

If to Purchaser:

The GC Net Lease (Loveland) Investors, LLC

c/o Griffin Capital Corporation

The Plaza

2121 Rosecrans Avenue

Suite 3321

El Segundo, CA 90245

Attn: Michael Escalante, Chief Investment Officer

Phone: 310.606.5900

Fax: 310.606.5910

mescalante@griffincapital.com

And

790 Estate Drive, Suite 180

Deerfield, IL 60015

Mary Higgins, General Counsel

Phone: 847.267.1180

Fax: 847.267.1237

mhiggins@griffincapital.com

with copies to:

Isaacson Rosenbaum P.C.

1001 17th St., Suite 1800

Denver, CO 80202

Attn: Lawrence J. Donovan Jr.

And Matthew D. Pluss

Phone: 303.292.5656

Fax: 303.292.3152

e-mail: Idonovan@ir-law.com And

mpluss@ir-law.com

Any notice required hereunder to be delivered to Escrow Agent or Title Insurer shall be delivered in accordance with the above provisions as follows:

If to Escrow Agent:

Fidelity National Title Insurance Company

4643 S. Ulster Street, Suite 500

Denver, CO 80237

Attn: Valena Bloomquist

Phone: 303.244.9198

Fax: 720.489.7593

E-Mail: valena.bloomquist@fnf.com

If to Title Insurer: Fidelity National Title Insurance Company 4643 S. Ulster Street, Suite 500 Denver, CO 80237 Attn: Noreen Behringer Phone: 303.889.8094 Fax: 303.220.1031 E-Mail: hbehringer@fnf.com

Unless specifically required to be delivered to Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.26 Non-Solicitation of Employees. Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27 No Option; Binding Effect. The submission of this document for examination and review does not constitute an option to purchase the Property, an offer to sell the Property or an agreement to purchase and sell. This document shall have no binding effect on the parties unless and until executed by both Seller and Purchaser and will be effective only upon Seller’s execution of the same. As provided in Section 1.3 above, Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement as of the Effective Date.

SELLER:

ONE DIRECTORY PLACE LLC,

a Colorado limited liability company

By:	/s/ Christopher R. King
Name:	Christopher R. King
Title:	Manager

PURCHASER:

THE GC NET LEASE (LOVELAND) INVESTORS, LLC,

a Delaware limited liability company

By:	Griffin Capital Corporation, a California corporation, its Sole Member

	By:	/s/ Michael J. Escalante
	Name:	Michael J. Escalante
	Title:	Chief Investment Officer